Exhibit 99.1

MicroVision Regains Compliance with Nasdaq’s Continued Listing Requirements

REDMOND, Wash. – August 31, 2026 – MicroVision, Inc. (NASDAQ: MVIS), a leader in advanced perception solutions for industrial, security and defense, and automotive applications, today announced that it had been notified by Nasdaq Listing Qualifications that the company had regained compliance with Nasdaq’s continued listing requirements and that the matter is now closed.

In the written notice received by the company on August 26, 2026, the Nasdaq Listing Qualifications Staff concluded that the company had regained compliance with Listing Rule 5550(a)(2), which requires maintenance of a minimum bid price of at least $1 per share. The company had previously received a notice of noncompliance from Nasdaq on January 12, 2026.

“We are pleased that MicroVision has regained compliance and that Nasdaq has concluded that the matter is now closed,” said Glen DeVos, Chief Executive Officer of MicroVision. “This achievement allows us to focus even more intensely on executing our commercial strategy and creating long-term shareholder value.”

About MicroVision

MicroVision is defining the next generation of lidar-based perception solutions for automotive, industrial, and security & defense markets. As the industry moves beyond proof of concept toward value, deployment, and commercialization, MicroVision delivers integrated hardware and software solutions designed for real-world performance, automotive-grade reliability, and economic scalability. With engineering centers in the U.S. and Germany, MicroVision leads the industry in depth and breadth of its portfolio, with both short- and long-range lidar solutions, featuring solid-state sensors with varying wavelengths, advanced sensor architectures, design-to-cost engineering, and open software solutions.

For more information, visit the Company’s website at www.microvision.com, on Facebook at www.facebook.com/microvisioninc, and LinkedIn at https://www.linkedin.com/company/microvision/.

Investor Relations Contact

Jeff Christensen

Darrow Associates Investor Relations

MVIS@darrowir.com

Media Contact

Heidi Davidson - For MicroVision

heidi@galvanizeworldwide.com

(914) 441-6862